AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                                       AND
                             STOCK OPTION AGREEMENTS


             THIS AMENDMENT NO. 1 (this "Amendment"), dated as of May 22, 1996, by and among WPL Holdings, Inc., a holding company incorporated under the laws of the State of Wisconsin ("WPL"), IES Industries Inc., a holding company incorporated under the laws of the State of Iowa ("IES"), Interstate Power Company, an operating public utility incorporated under the laws of the State of Delaware ("Interstate"), AMW Acquisition, Inc., a wholly-owned subsidiary of WPL incorporated under the laws of the State of Delaware ("AMW"), WPLH Acquisition Co., a wholly-owned subsidiary of WPL incorporated under the laws of the State of Wisconsin ("Acquisition"), and Interstate Power Company, a wholly-owned subsidiary of Interstate incorporated under the laws of the State of Wisconsin ("New Interstate").

                              W I T N E S S E T H:

             WHEREAS, the parties hereto (other than Acquisition and New Interstate) entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of November 10, 1995;

             WHEREAS, certain of the parties hereto entered into various Stock Option Agreements (the "Stock Option Agreements") dated November 10, 1995;

             WHEREAS, in furtherance of the transactions contemplated therein, the respective parties have agreed to certain amendments to the Merger Agreement and the Stock Option Agreements;

             NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

             1. Amendments. Upon the execution of this Amendment by all parties hereto, the Merger Agreement shall be amended as follows:

                  (a) The introductory paragraph of the Merger Agreement shall be restated in its entirety to read as follows:

                       "THIS AGREEMENT AND PLAN OF MERGER, dated as of
                  November 10, 1995, as amended (this "Agreement"), by and among WPL Holdings, Inc., a holding company incorporated under the laws of the State of Wisconsin ("WPL"), IES Industries Inc., a holding company incorporated under the laws of the State of Iowa ("IES"), Interstate Power Company, an operating public utility incorporated under the laws of the State of Delaware ("Interstate"), WPLH Acquisition Co., a wholly-owned subsidiary of WPL incorporated under the laws of the State of Wisconsin ("Acquisition"), and Interstate Power Company, a wholly-owned subsidiary of Interstate incorporated under the laws of the State of Wisconsin ("New Interstate", and together with WPL, IES, Interstate and Acquisition, after the Effective Time (as hereinafter defined), the "Company"),"

                  (b) The second recital to the Merger Agreement shall be restated in its entirety to read as follows:

                  "WHEREAS, in furtherance thereof, the respective Boards of Directors of WPL, IES, Interstate, Acquisition and New Interstate have approved this Agreement and the Merger (as defined in Section 1.1 below) on the terms and conditions set forth in this Agreement;"

                  (c) Sections 1.1(a) and (b) of Article I shall be restated in their entirety to read as follows:

                       "Section 1.1  The Merger.  Upon the terms and subject
                  to the conditions of this Agreement:

                            (a) at the Effective Time the Merger shall be effected as follows:

                                 (i)  IES shall be merged with and into WPL
                       (the "IES Merger") in accordance with the laws of the States of Wisconsin and Iowa;

                                 (ii)  Acquisition shall be merged with and
                       into Interstate (the "Interstate Merger") in accordance with the laws of the States of Wisconsin and Delaware;

                                 (iii)  The IES Merger, together with the
                       Interstate Merger, are collectively referred to herein as the "Merger;

                  provided, however, that in the event that there has been a failure to obtain any WPL Required Statutory Approvals due to any limitations imposed under Section 196.795 of the Wisconsin Statutes (a "Wisconsin Regulatory Event"), the Merger shall be effected as follows, with the terms "IES Merger," "Interstate Merger" and "Merger" being defined as set forth below:

                                 (i)  Interstate shall be merged with and
                       into New Interstate (following such intermediate merger, to be deemed "Interstate" for the purposes of this Agreement), with New Interstate to be the surviving corporation; and

                                 (ii)  Acquisition shall be merged with and
                       into Interstate, with Interstate to be the surviving corporation (steps (i) and (ii) being referred to collectively herein as the "Interstate Merger"); and

                                 (iii)  Utilities (as hereinafter defined)
                       shall be merged with and into a wholly-owned subsidiary of IES ("New Utilities," to be formed as a Wisconsin corporation, and following such intermediate merger, to be deemed "Utilities" for the purposes of this Agreement), with New Utilities to be the surviving corporation; and

                                 (iv)  IES shall be merged with and into WPL
                       (steps (iii) and (iv) being collectively referred to herein as the "IES Merger") in accordance with the laws of the States of Wisconsin and Iowa; and

                                 (v)  The IES Merger, together with the
                       Interstate Merger, are collectively referred to herein as the "Merger."

                            (b) WPL shall be the surviving corporation of the IES Merger, and Interstate shall be the surviving corporation of the Interstate Merger, and each shall continue its respective corporate existence under the laws of the States of Wisconsin and Delaware, as applicable; and"

                  (d) Section 1.3 of Article I shall be restated in its entirety to read as follows:

                       "Section 1.3  Effective Time of the Merger.  On the
             Closing Date (as hereinafter defined), articles and certificates of merger together, in the case of the IES Merger, with a Plan of Merger in substantially the form attached hereto as Exhibit 1.3, which Plan of Merger is incorporated by reference herein and deemed a part hereof (the "Plan of Merger"), complying with the requirements of the WBCL, the IBCA and the DGCL, shall be executed by WPL, IES, Interstate and Acquisition (or, if a Wisconsin Regulatory Event shall have occurred, WPL, IES, Interstate, New Interstate, Utilities, New Utilities and Acquisition) and shall be filed by WPL, Utilities and Interstate, as appropriate, with the Secretary of State of the State of Wisconsin pursuant to the WBCL and the Secretary of State of the State of Iowa pursuant to the IBCA, in the case of the IES Merger, and the Secretary of State of the State of Delaware pursuant to the DGCL and the Secretary of State of the State of Wisconsin pursuant to the WBCL, in the case of the Interstate Merger. The Merger shall become effective on the latest of the times (the "Effective Time") specified in the appropriate articles and certificates of merger filed with respect to the IES Merger and the Interstate Merger, respectively."

                  (e) Sections 2.1(b)(i), (ii) and (iii) shall be restated in their entirety and a new Section 2.1(b)(iv) shall be added to read as follows:

                       "(i)  Each issued and outstanding share of IES Common
             Stock (other than shares canceled pursuant to Section 2.1(a)(i) and IES Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive 0.98 duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL) shares of Common Stock, par value $.01 per share, of WPL ("WPL Common Stock"), including, if applicable, associated rights (the "WPL Rights") to purchase shares of WPL Common Stock pursuant to the terms of that certain Rights Agreement between WPL and Morgan Shareholder Services Trust Company, as Rights Agent thereunder, dated as of February 22, 1989 (the "WPL Rights Agreement"). Until the Distribution Date (as defined in the WPL Rights Agreement) all references in this Agreement to the WPL Common Stock shall be deemed to include the associated WPL Rights. Notwithstanding the foregoing, if the McLeod Contingency (as hereinafter defined) shall have occurred prior to the Closing Date, each issued and outstanding share of IES Common Stock (other than shares canceled pursuant to Section 2.1(a)(i) and IES Dissenting Shares) shall be converted into the right to receive 1.01 duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL) shares of WPL Common Stock. The specific exchange ratio at which shares of IES Common Stock are ultimately converted into shares of WPL Common Stock in the IES Merger is hereafter referred to as the "IES Ratio". As used in this Agreement, the term "McLeod Contingency" shall mean the completion of a firm commitment underwritten initial public offering of Class A common stock by McLeod, Inc., a Delaware corporation ("McLeod"), at a per share price equal to or greater than $13.00 (as adjusted for any stock split, recapitalization or the like effected prior to the completion of such offering, other than the stock split disclosed in McLeod's registration statement on Form S-1 filed with the Securities and Exchange Commission on April 2, 1996), that results in McLeod (a) receiving gross proceeds of such offering equal to or greater than $75 million in addition to any gross proceeds from the sale of its Class A common stock to existing stockholders and (b) having its Class A common stock, immediately following the completion of such initial public offering, registered pursuant to Section 12 of the Exchange Act (as hereinafter defined).

                       (ii) Each issued and outstanding share of Interstate Common Stock (other than shares canceled pursuant to Section 2.1(a)(ii)) shall be converted into the right to receive 1.11 (the "Interstate Ratio") duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL) shares of WPL Common Stock, provided, however, that if a Wisconsin Regulatory Event shall have occurred, each issued and outstanding share of Interstate Common Stock (other than shares canceled pursuant to Section 2.1(a)(ii)) shall first automatically be converted into one duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL) share of Common Stock, par value $3.50 per share, of New Interstate (the "New Interstate Common Stock") and thereafter, such one share of New Interstate Common Stock shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL) shares of WPL Common Stock equal to the Interstate Ratio.

                       (iii) If a Wisconsin Regulatory Event shall have occurred, each issued and outstanding share of Utilities Common Stock (as hereinafter defined) shall be converted into the right to receive one duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL) share of Common Stock, par value $2.50 per share, of New Utilities (the "New Utilities Common Stock").

                       (iv) Upon such conversions and except as otherwise provided in Section 2.2, all such shares of IES Common Stock, Interstate Common Stock (and, if a Wisconsin Regulatory Event shall have occurred, Utilities Common Stock) shall be canceled and cease to exist, and each holder of a certificate formerly representing any such shares of IES Common Stock and Interstate Common Stock (and, if applicable, Utilities Common Stock) shall cease to have rights with respect thereto, except the right to receive the shares of WPL Common Stock (or New Utilities Common Stock) to be issued in consideration therefor upon (in the case of the IES Common Stock and the Interstate Common Stock) the surrender of such certificate in accordance with Section 2.3 and any cash in lieu of fractional shares of WPL Common Stock."

                  (f) Sections 2.1 (c) and (d) of Article II shall be restated in their entirety, and a new Section 2.1 (e) shall be inserted thereafter to read as follows:

                       "(c) Interstate Preferred Stock.  Each issued and
             outstanding share of Preferred Stock, $50 par value, of Interstate (the "Interstate Preferred Stock") shall be unchanged as a result of the Interstate Merger and shall remain outstanding thereafter, provided, however, that if a Wisconsin Regulatory Event shall have occurred, each outstanding share of Interstate Preferred Stock (other than shares owned directly or indirectly by WPL, IES or Interstate and other than Interstate Dissenting Shares) will be converted into one share of Preferred Stock, $50 par value, of New Interstate (the "New Interstate Preferred Stock") with terms (including dividend rights) and designations under the New Interstate restated articles of incorporation substantially identical to those of the converted shares of Interstate Preferred Stock under the Interstate restated certificate of incorporation. In the event that a Wisconsin Regulatory Event shall have occurred, from and after the Effective Time, each outstanding certificate theretofore representing shares of Interstate Preferred Stock shall be deemed for all purposes to evidence the ownership of and to represent an equal number of shares of New Interstate Preferred Stock into which such shares of Interstate Preferred Stock shall have been converted.

                       (d) Conversion of Acquisition Common Stock. All of the shares of Common Stock, par value $0.01 per share, of Acquisition (the "Acquisition Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into that number of shares of Interstate Common Stock (as the surviving corporation in the Interstate Merger) which shall be equivalent to the aggregate number of shares of Interstate Common Stock (exclusive of the shares canceled pursuant to Section 2.1(a)(ii)) issued and outstanding immediately prior to the Effective Time, provided, however, if a Wisconsin Regulatory Event shall have occurred, all of the shares of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into that number of shares of New Interstate Common Stock (as the surviving corporation in the Interstate Merger) which shall be equivalent to the aggregate number of shares of New Interstate Common Stock (exclusive of the shares canceled pursuant to Section 2.1(a)(ii)) issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, each outstanding certificate theretofore representing shares of Acquisition Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Interstate Common Stock or New Interstate Common Stock, as appropriate, into which such shares of Acquisition Common Stock shall have been converted.

                  (e) Redemption of Utilities Preferred Stock. If a Wisconsin Regulatory Event shall have occurred, all of the shares of Utilities Preferred Stock (as hereinafter defined) issued and outstanding immediately prior to the Effective Time shall be redeemed prior to consummation of the Merger."

                  (g) Section 4.4(a)(ii) of Article IV shall be deleted in its entirety and the representation and warranty currently set forth as Section 4.4(a)(i) shall thereafter be set forth as Section 4.4(a) of Article IV.

                  (h) Section 7.12 of Article VII shall be restated in its entirety to read as follows:

                       "Section 7.12  Transmission, Generation.  Except as
             required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, or as set forth in Section 7.12 of the WPL Disclosure Schedule, the IES Disclosure Schedule or the Interstate Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to,

                                 (a)  commence construction of any additional
                       generating, transmission or delivery capacity, or

                                 (b)  obligate itself to purchase or
                       otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery capacity,

                  in an amount in excess of $30 million in the case of WPL, $80 million in the case of IES, and $16 million in the case of Interstate, except as set forth in the budgets or forecasts of WPL dated November 10, 1995, IES dated October 16, 1995 and Interstate dated February 27, 1995, respectively, which budgets or forecasts have been shared with each other party hereto."

                  (i) Section 8.14(e) of Article VIII shall be deleted and Sections 8.14(f), (g) and (h) shall thereafter be reordered to become Sections 8.14(e), (f) and (g), respectively. All references in the Merger Agreement to Sections 8.14(f), (g) and (h) shall hereafter be to Sections 8.14(e), (f) and (g), respectively.

                  (j) Section 8.15 of Article VIII shall be restated in its entirety to read as follows:

                            "Section 8.15  Employment Contracts.  WPL, or in
                  the case of Mr. Chase, Interstate, shall, as of or prior to the Effective Time, enter into employment contracts with each of Messrs. Liu, Davis, Stoppelmoor, and Chase in the forms set forth in Exhibit 8.15.1, 8.15.2, 8.15.3 and 8.15.4, respectively."

                  (k) Exhibit 8.15.5 shall be deleted as an exhibit from the Merger Agreement.

                  (l) The parenthetical references "(other than AMW)" contained in Section 10.3(a)(i), Section 10.3(a)(ii), Section 10.3(b)(iii) and Section 10.3(c) of Article X shall be amended to read "(other than Acquisition and New Interstate)".

                  (m) The cover page and the signature page shall be amended to delete references to AMW Acquisition, Inc., a Delaware corporation, and to add references to WPLH Acquisition Co., a Wisconsin corporation, and to Interstate Power Company, a Wisconsin corporation.

                  (n) The Index of Defined Terms which precedes the body of the Agreement shall be amended to add the defined terms "Acquisition," "New Interstate," "Wisconsin Regulatory Event," "New Utilities," "New Interstate Common Stock," "New Utilities Common Stock," New Interstate Preferred Stock," "Acquisition Common Stock," "McLeod Contingency" and "McLeod." The Index of Defined Terms shall be further amended to delete the defined terms "AMW" and "AMW Common Stock."

             2. References to Merger Agreement. From and after the date of this Amendment, each reference in the Merger Agreement to "this Agreement," "hereof," "hereunder" or words of like import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature, shall be deemed to mean the Merger Agreement as modified and amended by this Amendment.

             3. References to AMW in Merger Agreement; Addition of New Interstate. To the extent not otherwise provided for above, from and after the date of this Amendment, all references in the Merger Agreement and in the exhibits thereto (other than the Stock Option Agreements) to AMW shall thereafter be modified to refer to Acquisition. In addition, New Interstate shall be inserted in the Merger Agreement and the exhibits thereto (other than the Stock Option Agreements) as the fifth and final party to the Merger Agreement.

             4. Amendments to Plan of Merger. From and after the date of this Amendment, the Plan of Merger (in the form of Exhibit 1.3 to the Merger Agreement) shall be amended as follows:

             (a) The first sentence of Section 1.04 of the Plan of Merger shall be amended to read as follows: "At the Effective Time, the Board of Directors of the Surviving Corporation shall be comprised of the persons designated pursuant to Section 8.13 of the Merger Agreement and the Chairman and Vice Chairman of the Board of Directors and the Chief Executive Officer and President of the Surviving Corporation shall be the persons designated in
             Section 8.14(a), (b) and (c) of the Merger Agreement."

             (b) The first sentence of Section 2.01(b) of the Plan of Merger shall be amended to read as follows: "Each share of IES Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.01(a) or shares for which dissenters' rights have been exercised under applicable law) shall be converted into the right to receive [insert IES Ratio as determined in accordance with the Merger Agreement] shares of Common Stock, $.01 par value, of WPL Holdings ("WPL Holdings Common Stock"), including the associated rights to purchase shares of WPL Holdings Common Stock (the "Rights") pursuant to that certain Rights Agreement between WPL Holdings and Morgan Shareholder Services Trust Company, as Rights Agent thereunder, dated February 22, 1989 (the "Rights Agreement").

             5. Amendments to Stock Option Agreements. From and after the date of this Amendment, the first recital of each of the six Stock Option Agreements (in the forms as included as exhibits A through F to the Merger Agreement and in the forms as executed by WPL, IES and Interstate) shall be amended as follows:

                  (a) All references to "AMW Acquisition, Inc.," a "Delaware" corporation, shall be amended to refer to "WPLH Acquisition Co.," a "Wisconsin" corporation, and all references to "AMW" shall be amended to refer to "Acquisition".

                  (b) "Interstate Power Company, a wholly-owned subsidiary of Interstate organized under the laws of the State of Wisconsin," shall be inserted as the fifth and final party to the Merger Agreement.

                  (c) The reference to the "Agreement and Plan of Merger, dated as of November 10, 1995, (the "Merger Agreement")" shall be amended to reference the "Agreement and Plan of Merger, dated as of November 10, 1995, as amended, (the "Merger Agreement")".

                  (d) References to the merger of "AMW with and into Interstate," "AMW with and into OPTION HOLDER," where Interstate has been previously defined as OPTION HOLDER, and "AMW with and into OPTION GRANTOR," where Interstate has been previously defined as OPTION GRANTOR, in accordance with the laws of the "State of Delaware" as set forth in the Stock Option Agreements shall be amended to provide for the merger of "Acquisition with and into Interstate (or a successor thereto)," "OPTION HOLDER (or a successor thereto)," or "OPTION GRANTOR (or a successor thereto)," respectively, in accordance with the laws of the "States of Delaware and/or Wisconsin."

             Section 14(c) of each of the six Stock Option Agreements shall be restated in its entirety to read as follows:

                  "(c) Nothing contained in this Agreement, express or
                       implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement."

             IN WITNESS WHEREOF, WPL, IES, Interstate, AMW, Acquisition and New Interstate have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        WPL HOLDINGS, INC.

   Attest:

   By:/s/ Edward M. Gleason             By:/s/ Erroll B. Davis, Jr.
     Edward M. Gleason                     Name:   Erroll B. Davis, Jr.
     Corporate Secretary                   Title:  President and Chief
                                                   Executive Officer

                                        IES INDUSTRIES INC.

   Attest:

   By:/s/ Stephen W. Southwick          By:/s/ Lee Liu
     Name:  Stephen W. Southwick           Name:   Lee Liu
     Title:    Secretary                   Title:  Chairman of the Board,
                                                   President  & Chief
                                                   Executive Officer

                                        INTERSTATE POWER COMPANY
                                        (a Delaware Corporation)

   Attest:

   By:/s/ Joseph C. McGowan             By:/s/ Wayne H. Stoppelmoor
     Joseph C. McGowan                     Name:   Wayne H. Stoppelmoor
     Secretary and Treasurer               Title:  Chairman of the Board,
                                                   President and Chief
                                                   Executive Officer

                                        AMW ACQUISITION, INC.

   Attest:

   By:/s/ Edward M. Gleason             By:/s/ Erroll B. Davis, Jr.
     Edward M. Gleason                     Name:   Erroll B. Davis, Jr.
     Secretary                             Title:  President

                                        WPLH ACQUISITION CO.

   Attest:

   By:/s/ Edward M. Gleason             By:/s/ Erroll B. Davis, Jr.
     Edward M. Gleason                     Name:   Erroll B. Davis, Jr.
     Secretary                             Title:  President

                                        INTERSTATE POWER COMPANY
                                        (a Wisconsin Corporation)

   Attest:

   By:/s/ Joseph C. McGowan             By:/s/ Michael R. Chase
     Joseph C. McGowan                     Name:   Michael R. Chase
     Secretary and Treasurer               Title:  President